Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2017, relating to the consolidated financial statements of San Diego Gas & Electric Company, and the effectiveness of San Diego Gas & Electric Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

January 22, 2018